Sunworks Reports Record Second Quarter Revenue of $31.5 Million and Raises Full-Year Revenue Guidance

Company Increase Full-Year Revenue Guidance to $110- $115Million

ROSEVILLE, Calif. August 10, 2016 - Sunworks, Inc. (Nasdaq: SUNW), a provider of solar power solutions for commercial and residential markets, today announced financial results for the quarter and six months ended June 30, 2016, and increased its full-year guidance.

Q2 2016 Highlights:

●	Record total revenue of $31.5 million, up 186% year-over-year due primarily to acquisition of Elite Solar and organic growth; 59% sequential revenue growth

●	Gross Margins at 29.4% despite higher commercial business mix in the quarter

●	Net income increased to $744,000, compared to loss of $122,000 in the second quarter of 2015

●	Backlog of $43.5 million as of June 30, 2016, up 192% compared to the second quarter of 2015

●	Adjusted EBITDA increased $2.7 million to $2.9 million compared to $215,000 in the second quarter of 2015.

“We continue to build on the sales momentum that began in 2015 and delivered record revenues that are nearly 60% higher than our previous record,” said Jim Nelson, Chief Executive Officer of Sunworks. “During the second quarter, growth of our commercial business outpaced residential. We expect this trend to continue in the near term as we capitalize on the growing momentum we are driving in the commercial market. Looking forward, we believe that the initiatives we have in place to accelerate residential sales will scale and that the distribution of revenues between our business lines will return to more historical levels in 2017.”

“The Sunworks brand is becoming more widely accepted as an industry leader and we are capturing a larger share of a rapidly growing market,” Mr. Nelson added. “We continue to prudently explore strategic acquisitions and expand our sales organization to further enhance our growth trajectory. Investing in our business to support expansion, whether within our existing footprint or in additional geographies, remains a priority.”

“With a backlog of $43.5 million at the end of the second quarter, we have increasing visibility into our business,” Mr. Nelson concluded. “This contracted business, coupled with our growing pipeline of opportunities, provides us with the confidence to increase our full year guidance by at least 10%. We now expect revenue growth of at least 105% compared to 2015, with a significant increase in profitability.”

2016 Guidance

The company increased its revenue guidance for the full year ending December 31, 2016. Management now expects revenues in the range of $110 to $115 million, up from the previously issued guidance of $100 million. Management continues to expect consistent profitability.

Second Quarter 2016 Summary

Revenue for the three months ended June 30, 2016 increased to $31.5 million compared to $11.0 million in the three months ended June 30, 2015. The increase was primarily a result of the inclusion of Elite Solar’s operations and strong commercial sales and continued growth in residential installations. Sales to the commercial and agricultural markets represented approximately 80% of total revenue with the residential market at 20% in the second quarter.

Gross profit was $9.2 million, or 29.4% of revenue for the three months ended June 30, 2016 compared to $3.4 million, or 31.4% of revenue, in the quarter ended June 30, 2015. The lower gross margin percentage was primarily due to a higher mix of commercial and agricultural business.

Net income of $744,000, or $0.04 per basic and $0.03 per diluted share for the three months ended June 30, 2016 as compared to a net loss of $(123,000) or $(0.01) per basic and diluted shares for the corresponding quarter of 2015.

Adjusted EBITDA for the three months ended June 30, 2016 was $2.9 million, inclusive of $1.8 million in non-cash, non-operational accounting charges related to the issuance of stock-based compensation. This compares to $190,000 in the corresponding period in 2015.

Year-to-Date 2016 Summary

Revenue for the six months ended June 30, 2016 increased to $51 million, compared to $16.7 million in the six months ended June 30, 2015. The increase was due primarily to the inclusion of Elite Solar’s operations as well as strong organic growth in commercial and agricultural markets.

Gross Profit was $15.1 million for the six month period ended June 30, 2016 as compared to $5.4 million in the six month period ended June 30, 2015. Gross margins remained strong at 29.6% of revenue despite the overweight in commercial and agricultural business for the period compared to 32.4% for the corresponding quarter of 2015.

First half 2016 net income was $366,000, or $0.02 per basic and diluted shares as compared to a loss of $1.5 million in six months ended June 30, 2015 or $0.09 per basic and diluted shares.

Adjusted EBITDA for the six months ended June 30, 2016 was $2.9 million, inclusive of $1.9 million in non-cash, non-operational accounting charges related to the issuance of stock-based compensation in the second quarter. This compares to a negative Adjusted EBITDA of $780,000 in the corresponding period in 2015.

Balance Sheet

●	The Company had $7.7 million in cash and cash equivalents as of June 30, 2016

●	As of June 30, 2016, the Company had $236,000 of debt outstanding, exclusive of convertible debt of $1,140

●	Stockholder’s equity was $26.8 million as of June 30, 2016.

Backlog

Order backlog on June 30, 2016 was $43.5 million, up nearly 200% from the corresponding quarter in 2015. Backlog is based on signed orders.

	Q2-2015	Q2-2016	% Change
Beginning sales backlog - $M	$14.7	$39.8	271%

Total new sales - $M	19.0	35.2	185%

Total Earned Revenue- $M	11.0	31.5	286%

Ending Backlog - $M	22.7	43.5	192%

Beginning Backlog - MW	4.6	13.0	282%

Total new - MW Sold	6.3	14.0	222%

Total - MW Installed	3.7	12.5	338%

Ending Back Log – MW	7.2	14.2	197%

Adjusted EBITDA

Adjusted EBITDA is a supplemental non-GAAP financial measure that the Company believes is an important supplemental measure of operating performance.

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period.

The following is a non-GAAP measure of cash flow, or adjusted EBITDA, which adds back non-cash items including gains on change in fair value of derivative liabilities, stock based compensation, interest expense depreciation and taxes.

	Adjusted EBITDA
	(In thousands)
	2nd Quarter ended		6 months ended
	Jun-16	Jun-15	Jun-16	Jun-15
Net Income/(Loss)	$744	$(122)	$366	$(1,526)
(Gain)/Loss on change in fair value of derivative liability	-	$-	$-	$(68)
Non-cash Stock based compensation	1,834	$35	$1,863	$75
Depreciation	47	$11	$113	$16
Interest	289	$266	$554	$723

Adjusted Net Income/(Loss) - EBITDA	$2,914	$190	$2,896	$(780)

Conference Call Details

Management will host a conference call to discuss these results today, Wednesday, August 10, 2016 at 10:00 a.m. ET. To access the call, please dial 1-800-901-2731 (toll free) or 1-785-424-1096 (international). The conference call will also be broadcast live over the Internet, which can be accessed via the Investor Relations section of Sunworks’ web site at http://ir.sunworksusa.com. All participants should call or access the website approximately 5 minutes before the conference begins.

The webcast will be available for replay for at least 90 days. A telephonic replay of this conference call will also be available by dialing 1-877-481-4010 (toll free) or 1-919-882-2331 (International) using Replay ID 10066, until 11:59 p.m. ET on September 10, 2016.

About Sunworks, Inc.

Sunworks, (formerly known as Solar3D) a leading provider of solar power solutions, is focused on the design, installation and management of solar power systems for commercial, agricultural and residential customers. Sunworks, is one of the fastest growing solar systems providers in the western United States, delivering 2.5 kilowatt to multi-megawatt commercial systems. The Company’s mission is to further the widespread adoption of solar power by deploying affordable, state-of-the-art systems and developing breakthrough new solar technologies. The Company’s focus is on putting the customer first, providing the best value systems in the industry, and delivering on what is promised.

To learn more about Sunworks, visit our website at http://www.Sunworksusa.com.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products, and prospects for sales, failure to commercialize our technology, failure of technology to perform as expected, failure to earn profit or revenue, higher costs than expected, persistent operating losses, ownership dilution, inability to repay debt, failure of acquired businesses to perform as expected, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.

Investor Relations Contact:

Rob Fink/John Roginski

Hayden IR

646-415-8972 / 570-569-2479

rob@haydenir.com / john@haydenir.com

SUNWORKS, INC. (FORMERLY SOLAR3D, INC.)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2016 AND 2015

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Revenues	$31,455	$11,004	$51,027	$16,663

Cost of revenues	22,214	7,551	35,938	11,269

Gross Profit	9,241	3,453	15,089	5,394

Operating Expenses
Selling and marketing expenses	1,670	1,241	2,872	2,354
General and administrative expenses	4,588	2,016	8,987	3,780
Stock based compensation	1,834	29	1,863	75
Research & Development		22	-	47
Depreciation & amortization	47	11	113	16

Total Operating Expenses	8,139	3,319	13,835	6,272

Income before Other Income/(Expenses)	1,102	134	1,254	(878)

Other Income/(Expenses)
Other expenses	(69)	10	(334)	7
Gain on change in fair value of derivative liability	-	-	-	68
Interest expense	(289)	(266)	(554)	(723)

Total Other Income/(Expenses)	(358)	(256)	(888)	(648)

Income (Loss) before Income Taxes	744	(122)	366	(1,526)

Income Tax Expense	-	-	-	-

Net Income (Loss)	$744	$(122)	$366	$(1,526)

EARNINGS PER SHARE:
Basic	$0.04	$(0.01)	$0.02	$(0.09)
Diluted	$0.03	$(0.01)	$0.02	$(0.09)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
Basic	20,354,517	17,724,113	19,583,194	16,127,649
Diluted	24,321,750	17,724,113	23,051,023	16,127,649

SUNWORKS, INC. (FORMERLY SOLAR3D, INC.)

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2016 AND DECEMBER 31, 2015

(in thousands, except share and per share data)

	March 31, 2016	December 31, 2015
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$7,663	$12,040
Restricted cash	37	37
Accounts receivable	16,072	7,023
Inventory	2,372	1,269
Cost in excess of billing	13,441	2,130
Other current assets	423	220

Total Current Assets	40,008	22,719

Property and Equipment, net	1,222	745

Other Assets
Other deposits	38	36
Goodwill	10,864	10,864
Other Intangible Assets	500	500

Total Other Assets	11,402	11,400

Total Assets	$52,632	$34,864

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	19,102	5,033
Billing in excess of costs	5,242	1,990
Customer deposits	91	394
Loan payable, current portion	75	2,028
Acquisition convertible Promissory notes, net of beneficial conversion feature of $1,283 and $1,767, respectively	484	750
Convertible promissory notes	-	850

Total Current Liabilities	24,994	11,045

Long Term Liabilities
Loan payable	161	232
Warranty liability	58	45
Convertible promissory notes	654	-

Total Long Term Liabilities	873	277

Total Liabilities	25,867	11,322

Shareholders’ Equity
Preferred stock, $.001 par value;
5,000,000 authorized shares; 1,506,024 shares issued and outstanding, respectively	2	2
Common stock, $.001 par value; 200,000,000 authorized shares; 19,762,844 and 18,320,535 shares issued and outstanding, respectively	21	18
Additional paid in capital	66,139	63,285
Accumulated Deficit	(39,397)	(39,763)

Total Shareholders’ Equity	26,765	23,542

Total Liabilities and Shareholders’ Equity	$52,632	$34,864

Q2 2016 Financial Highlights

Record Revenue
+186%
vs. Q2 2015

Backlog
+192%
vs. Q2 2015

Net Income
↑$866K
vs. Q2 2015

FY 2016 Revenue Guidance
↑10-15%

Nasdaq: SUNW

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